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                                                                   Exhibit 10.60


                           THE JOINT VENTURE FORMED BY
                              GREAT AMERICAN GROUP,
                    GORDON BROTHERS RETAIL PARTNERS, LLC AND
                              DJM ASSET MANAGEMENT
                                ONE PARKWAY NORTH
                                    SUITE 520
                            DEERFIELD, ILLINOIS 60015

                                                   January 8, 2002

Tractor Supply Company
320 Plus Market Blvd
Nashville, TN 37217
Attn: Mr. James Wright

                           Re: Quality Stores, Inc., et al. Debtors

Dear Mr. Wright:

                  This letter agreement (the "Amended Letter Agreement") will serve to amend the letter agreement, dated December 14, 2001, between the members of the joint venture comprised of Tractor Supply Company ("TSC"), Great American Group ("Great American"), Gordon Brothers Retail Partners, LLC ("GBRP"), and DJM Asset Management ("DJM")(Great American, GBRP and DJM are collectively referred to herein as "GA/GBRP/DJM", and together with TSC, the "Joint Venture") (the "Letter Agreement") to reflect the agreement reached between the members of the Joint Venture in connection with the successful bid submitted at the auction conducted by Quality Stores, Inc., et al., debtors and debtors in possession (collectively, the "Debtors") on December 27, 2001 (the "Auction"), relating to the acquisition, and/or the right to direct the disposition of, certain assets and/or contractual rights of the Debtors, including, without limitation, certain merchandise inventories, furniture, fixtures and equipment, and real estate interests (collectively, the "Assets"), which disposition rights would be exclusive in nature (the "Transaction"), pursuant to the terms of the form Agency Agreement submitted by the Joint Venture on December 26, 2001, as modified during discussions among the Joint Venture partners in connection with the submission of the successful bide at the Auction (the "Agency Agreement"). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agency Agreement.

                  Included among the Assets that are covered by the Transaction, and therefore would be subject to such exclusive acquisition and disposition rights, are those various (i) owned realty interests and (ii) non-residential real property leases (including, without limitation, any and all FF&E associated therewith) that TSC has identified to GB/GBRP/DJM that it desires to acquire by way of sale and/or assumption and assignment from the Debtors, as the case may be (collectively, the "TSC Designated
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Properties"), which TSC Designated Properties appear in Schedule 1 hereto and incorporated herein.

                  The purpose of this Amended Letter Agreement is to memorialize, for the mutual benefit of the members of the Joint Venture, the understandings and agreements reached between and among them in respect of the Transaction, subject in all respects to the conditions set forth in Section 5 below.

                  1. Successful Bid. The Joint Venture was the successful bidder at the Auction, pursuant to which the Joint Venture submitted a bid to pay a Transaction Consideration in the aggregate amount of $104,000,000, in addition to assuming certain Expense obligations set forth in the Agency Agreement.

                  2. TSC Designated Properties. Under the Agency Agreement, the Joint Venture will obtain "designation rights" with respect to 152 of the Debtors' owned and leased non-residential real property store locations (the "Stores"). Upon obtaining the approvals set forth in Section 8 below, the Joint Venture shall designate that the TSC Designated Properties shall be sold, transferred and conveyed, and/or assumed by the Debtors and thereupon assigned, as applicable, to TSC (or a designee thereof) on the economic terms and conditions set forth in Paragraph 4 below. TSC reserves the right to reject any of the TSC Designated Properties, provided however, there shall be no adjustment to the TSC Purchase Price in connection therewith. With regard to Stores that are not TSC Designated Properties and at GA/GBRP/DJM'S option, any TSC Designated Properties, that are rejected by TSC (collectively, the "Non-TSC Properties"), GA/GBRP/DJM shall market the Non-TSC Properties for sale, transfer and conveyance consistent with the terms and provisions of the Agency Agreement; provided that GA/GBRP/DJM agree that they will not market or sell any of the Non-TSC Properties to any other farm store chain. In consideration of GA/GBRP/DJM's marketing and sale efforts with respect to the Non-TSC Properties and the consideration to be paid by GA/GBRP/DJM pursuant to paragraph 3 hereof, GA/GBRP/DJM shall be entitled to retain all proceeds and profits realized upon a disposition of the Non-TSC properties. GB/GBRP/DJM shall be responsible for the payment to the Debtors, as and when due, of all of the Real Estate Occupancy Expenses provided for in Section 15.5(b) of the Agency Agreement.

                  3. Disposition of Debtors' Merchandise Inventories and FF&E.
(a) Under the Agency Agreement, the Joint Venture will acquire the right to direct the disposition of all of the Debtors' merchandise inventories and furniture, fixtures and equipment ("FF&E") at the Stores and in the Debtors' warehouse. The parties agree that GA/GBRP/DJM shall have the exclusive right to exercise the Joint Venture's right under the Agency Agreement to conduct, as the Debtors' agent, "going out of business", "store closing", or similar theme sales form each of the Stores for the purpose of disposing of the all of the merchandise inventories in all of the Stores and FF&E in the Non-TSC Properties, in orderly and efficient fashion. Assuming the Debtors' inventory at the closing of the Transaction has an aggregate cost value of not less than $130 million. GA/GBRP/DJM shall contribute $70 Million ((the "GA/GBRP/DJM Guaranty") and the Agency Agreement and other Transaction Documents shall provide that GA/GBRP/DJM shall pay the GA/GBRP/DJM Guaranty as follows: (i) $67 Million on the Closing Date
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and (ii) the remaining $3 Million into escrow pending the completion of the physical inventory count at the Closing Locations that have not been completed as of the Closing Date in accordance with the provisions of the Agency Agreement. In the event that the aggregate cost value of the Merchandise is less than $130,000,000 then the GA/GBRP/DJM Guaranty shall be subject to the adjustments as set forth in the Agency Agreement. GA/GBRP/DJM shall also be responsible for (i) the payment to the Debtors, as and when due, of all Expenses incurred in conducting the Sale during the Sale Term as provided in Section 3 of the Agency Agreement, and (ii) posting and maintaining the Expense L/C in accordance with Section 3.2(b) of the Agency Agreement.

                  (b) To the extent that Proceeds of the Sale exceed the sum of
(x) the GA/GBRP/DJM Guaranty Payment (y) Expenses of the Sale, as enumerated in the Agency Agreement and (z) four percent (4%) of the aggregate Retail Price of the Merchandise (the "GA/GBRP/DJM Fee") (the sum of (x), (y) and (z), the "Sharing Threshold"), then all remaining Proceeds of the Sale above the Sharing Threshold shall be shared seventy-five percent (75%) to GA/GBRP/DJM and twenty-five percent (25%) to TSC ("TSC Sharing Recovery"). Within 30 days after the Sale Termination Date, GA/GBRP/DJM and TSC shall reconcile the Proceeds of the Sale and upon the completion of such reconciliation, GA/GBRP/DJM shall tender payment of the TSC Sharing Recovery, if any, to TSC. It is further understood that the FF&E located in the TSC Designated Properties (including any TSC Designated Properties that are rejected by TSC pursuant to Paragraph 3 hereof) shall not be the subject of GA/GBRP/DJM's disposition efforts, but instead shall remain in the affected premises at the conclusion of the store closing sales and become the property of TSC, unless TSC elects to reject such TSC Designated Property and determines not to transfer the FF&E in such rejected TSC Designated Property into another TSC Designated Property.

                  4. TSC Designated Properties Purchase Consideration. TSC agrees that as part of the Transaction, under which the TSC Designated Properties shall be sold, transferred, conveyed and assumed by the Debtors and thereupon assigned to TSC, it shall contribute $34 Million (the "TSC Purchase Price") in respect of the acquisition cost associated with the TSC Designated Properties and related FF&E. On the Closing Date, TSC shall pay the TSC Purchase Price to the Debtors.

                  5. Indemnification.

              (a) GB/GBRP/DJM Indemnification. In connection with any
                  performance or omission on its/their part with regard to the transactions contemplated under the Agency Agreement and/or this Agreement, GB/GBRP/DJM shall indemnify and hold TSC and its officers, directors, employees, agents and representatives (the "TSC Indemnified Parties") harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, asserted directly or indirectly against, any TSC Indemnified Party resulting from, or related to (including acts or omissions of persons or entities affiliated with or acting on behalf of GB/GBRP/DJM):

                           (i) Except as otherwise provided in the Agency
                  Agreement or the Approval Order, GB/GBRP/DJM's material breach of or failure to
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                  comply with any local, state, or federal laws or regulations, or any of the Joint Venture's agreements and covenants contained in the Agency Agreement which agreements or covenants are to be performed on behalf of the Joint Venture by GB/GARP/DJM pursuant hereto;

                           (ii) any harassment, discrimination or violation of
                  any laws or regulations or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Debtors by GB/GBRP/DJM or any of its employees, agents, independent contractors or other officers, directors or representatives of GB/GARP/DJM;

                           (iii) any claims by any party engaged by GB/GBRP/DJM
                  as an employee or independent contractor arising out of such engagement;

                           (iv) any fact or circumstance arising during the Sale
                  in any of the Closing Locations; and

                           (v) the gross negligence or willful misconduct of
                  GB/GBRP/DJM or any of its officer, directors, employees, agents or representatives.

              (b) TSC Indemnification. In connection with any performance or omission on its part with regard to the transactions contemplated under the Agency Agreement and/or this Agreement, TSC shall indemnify and hold GB/GBRP/DJM and its officers, directors, employees, agents and representatives (the "GB/GBRP/DJM Indemnified Parties") harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys' fees and expenses, asserted directly or indirectly against, any GB/GBRP/DJM Indemnified Party resulting from, or related to (including acts or omissions of persons or entities affiliated with or acting on behalf of TSC):

                           (i) Except as otherwise provided in the Agency
                  Agreement or the Approval Order, TSC's material breach of or failure to comply with any local, state, or federal laws or regulations, or any of the Joint Venture's agreements and covenants contained in the Agency Agreement which agreements or covenants are to be performed on behalf of the Joint Venture by TSC pursuant hereto;

                           (ii) any harassment, discrimination or violation of
                  any laws or regulations or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Debtors by TSC or any of its employees, agents, independent contractors or other officers, directors or representatives of TSC;

                           (iii) any claims by any party engaged by TSC as an
                  employee or independent contractor arising out of such engagement;
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                           (iv) the gross negligence or willful misconduct of
                  TSC or any of its officer, directors, employees, agents or representatives.


                  6. Exclusive Transaction. Each party hereby covenants, acknowledges and agrees that the terms of the Amended Letter Agreement as outlined in discussions between the members of the Joint Venture during the Auction and the terms and conditions of the successful bid submitted at the Auction were premised upon each having accepted the terms and conditions of this Amended Letter Agreement. As a consequence of the foregoing, subject to paragraph 9 hereof, each member of the Joint Venture agrees that it/they shall not enter into a transaction relative to the acquisition by it/them of any of the Debtors' assets that were the subject of the auction, including, but not limited to, the TSC Designated Properties, the non-TSC Properties, the Debtors' merchandise inventories, or the Debtors' FF&E at the Stores, except as is provided herein or the Agency Agreement, unless otherwise agreed in writing by the other party(ies) hereto. Nothing contained in this Paragraph 6shall restrict any party's right to seek to acquire any assets of the Debtors that were not the subject of the Auction or which are not covered by the definitive Agency Agreement.

                  7. Confidentiality. Each member of the Joint Venture acknowledges and understands that the terms of the Letter Agreement and this Amended Letter Agreement are confidential and proprietary in nature. Each of GB/GBRP/DJM and TSC therefore covenant and agree, except as and to the extent permitted by the Letter Agreement or this Amended Letter Agreement, or as otherwise required by law or upon advice of counsel, maintain strict confidentiality with respect to all information delivered to such party pursuant hereto. The parties acknowledge that TSC has been advised by counsel that it will likely be required to issue a press release promptly following the issuance of the Approval Order and that disclosure of the terms of this agreement will be required under the rules of the Securities Exchange Commission applicable to TSC.

                  8. Conditions to Parties Obligations Hereunder. The performance by either party to this Amended Letter Agreement shall be conditioned upon the satisfaction of each of the following conditions, unless such condition is waived in writing by the party for whose benefit such condition exists:

                        a. Execution of Agency Agreement. The Joint Venture
                           and the Debtors shall have executed the Agency Agreement, which shall be in a form and content reasonably satisfactory of the Joint Venture;

                        b. Bankruptcy Court Approval Of Transaction. The
                           Bankruptcy Court shall have entered one or more orders, inter alia, approving the Transaction, which order(s) must be in a form and content that is reasonably satisfactory to the Joint Venture; and

                           b. Bankruptcy Court Approval of Transfer of TSC Designated Properties to TSC. The Bankruptcy Court shall
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                           have entered one or more orders, inter alia,
                           approving the sale, transfer, conveyance, assumption and assignment of the TSC Designated Properties by the Debtors to TSC, which order(s) must be in a form and content that is reasonably satisfactory to the Joint Venture.


                  8. Binding Nature. The parties hereto have each entered into this Amended Letter Agreement with the understanding and intent to be bound thereby. Each party therefore covenants and agrees to use its best efforts to insure the timely performance of its respective obligations arising under or in connection with this Amended Letter Agreement.

                  9. Termination of Agreement. In the event that the Court does not approve the Transaction as contemplated by the Agency Agreement on or before January 4, 2002, unless another date is mutually agreed upon by the parties heretothen the provisions of this Letter Agreement shall terminate and each party is free to participate in such auction or any subsequent proceeding related to the sale of the Debtors' assets in their individual capacity without liability to the other parties under this agreement

                  If the transaction outlined herein is consistent with your understanding of our discussions to date, and is otherwise acceptable to TSC, please sign where indicated below and return a copy of this letter to us. Upon receipt of your acceptance, we will promptly begin work to meet our mutual goals as outlined herein. We look forward to working with your organization in connection with this matter.

                                            Very truly yours,

                                            GREAT AMERICAN GROUP


                                            By: /s/ Benjamin L. Nortman
                                                --------------------------------
                                            Benjamin L. Nortman

                                            GORDON BROTHERS RETAIL PARTNERS, LLC


                                            By: /s/ James Schaye
                                                --------------------------------
                                                    James Schaye

                                            DJM Asset Management


                                            By: /s/ Andrew Graiser
                                                --------------------------------
                                                    Andrew Graiser


AGREED AND ACKNOWLEDGED THIS
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8th DAY OF DECEMBER 2001:

TRACTOR SUPPLY COMPANY


By:      /s/ James F. Wright
        -------------------------------------------
        Name:  James F. Wright
        Its:  President and Chief Operating Officer




cc:  Paul Traub, Esq.